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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): JUNE 19, 2002
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                         ORBITAL SCIENCES CORPORATION
                         ----------------------------
            (Exact name of registrant as specified in its charter)



            DELAWARE                  1-14279                06-1209561
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  (State or other jurisdiction      (Commission            (IRS Employer
       of incorporation)            File Number)        Identification No.)



              21839 ATLANTIC BOULEVARD, DULLES, VIRGINIA  20166
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                   (Address of principal executive offices)



      Registrant's telephone number, including area code: (703) 406-5000
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        -------------------------------------------------------------
        (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS.

     On June 19, 2002, the Official Committee of Unsecured Creditors (the "Creditors Committee") of Orbital Imaging Corporation ("ORBIMAGE") filed a motion in the Bankruptcy Court in the Eastern District of Virginia seeking authority to conduct discovery against us under Federal Rule of Bankruptcy Procedure 2004. The following sets forth more details regarding our relationship with ORBIMAGE and the genesis of this motion.

     ORBIMAGE

     In 1992, we formed ORBIMAGE to provide satellite-based remote sensing services. Between 1992 and May 1997, we operated ORBIMAGE as a wholly owned subsidiary, with a limited number of employees pursuing commercial and government remote sensing market opportunities. During this time, we entered into several agreements with ORBIMAGE, including a fixed price procurement agreement to sell ORBIMAGE several satellite systems, and a services agreement whereby we provided ORBIMAGE with certain administrative services and technical support. Certain of our officers and directors served in similar capacities with ORBIMAGE.

     Between May 1997 and February 1998, ORBIMAGE raised approximately $60 million in three private sales of its Series A convertible preferred stock to accredited investors. As a result of these sales, and after giving effect to the payment of dividends on the preferred stock in kind since its initial issuance, at March 31, 2002, we owned 99.9% of ORBIMAGE's outstanding common stock and approximately 52% of the total voting interests in ORBIMAGE after giving effect to the conversion of ORBIMAGE's preferred stock.

     At the time of the initial sales of the preferred stock, we entered into a stockholders agreement with the preferred stockholders, pursuant to which we granted the preferred stockholders significant control rights. Among other things, the stockholders' agreement provided for the reconstitution of the ORBIMAGE board of directors. The number of board seats was fixed at five, with two directors appointed by us, two appointed by the holders of the preferred stock, and one independent director nominated by us, subject to the approval of the two directors appointed by the holders of the preferred stock. The stockholders' agreement required that at least one director appointed by the preferred stockholders needed to approve material transactions with us or our affiliates. In addition, the stockholders' agreement required that at least one of the directors appointed by the preferred stockholders approve all proposed transactions involving potential obligations in excess of $500,000.

     Between 1998 and 1999, ORBIMAGE raised $225 million in senior notes due 2005. The indenture governing these notes, which are non-recourse to us, imposed

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additional requirements with respect to the approval of certain affiliate transactions, including the need to obtain a fairness opinion from a disinterested third party for affiliate transactions with a value above $10 million. We believe that we complied with these provisions in our dealings with ORBIMAGE.

     In 1999, ORBIMAGE and MacDonald, Dettwiler & Associates, Ltd. ("MDA"), then our wholly owned subsidiary, entered into a license agreement granting ORBIMAGE the worldwide distribution rights for data to be generated by the Radarsat-2 satellite currently under construction by MDA. In June 2000, we agreed to assist ORBIMAGE in negotiating a modification to this license agreement. In connection with our agreement to assist in negotiating this modification, we agreed to temporarily refund $20 million to ORBIMAGE if a modification meeting certain requirements had not been agreed to by January 2001. At that same time, ORBIMAGE and we agreed to the termination of a stock purchase agreement pursuant to which we had agreed to make certain equity investments in ORBIMAGE based on its cash requirements.

     On February 9, 2001, the parties signed a new agreement that granted ORBIMAGE a license to distribute Radarsat-2 data in the United States. Despite the delay, we did not (and do not believe we were required to) temporarily refund the $20 million to ORBIMAGE. Under the terms of the modified distribution agreement, ORBIMAGE agreed to pay a total of $40 million to MDA ($30 million of which was credited from payment made under the original contract) with the remaining $10 million dollars to be paid in two $5 million installments, which are due from ORBIMAGE in July and December of 2002. We also agreed that we would purchase receivables from ORBIMAGE in an amount equal to the installment obligation, and to forward such payments to MDA, if ORBIMAGE is unable to make these payments to MDA and if so requested by ORBIMAGE. Any such purchase would be subject to bankruptcy court procedures and approval and we may not be able to monetize any receivables to the full extent of the price we pay.

     ORBIMAGE is currently in default on its interest payment obligations under its senior notes. On April 5, 2002, ORBIMAGE filed a voluntary petition of reorganization under Chapter 11 of the U.S. Federal Bankruptcy Code in the Eastern District of Virginia. ORBIMAGE has not yet filed a plan of reorganization. While we are attempting to negotiate a consensual plan of reorganization with ORBIMAGE, certain of its major preferred stockholders and the Creditors Committee, to date we have been unable to reach a mutually satisfactory agreement.

     Under the procurement agreement, we are continuing to construct the OrbView-3 satellite and related launch vehicle and ground segment. OrbView-3 is scheduled for launch in the second half of 2002. In September 2001, our Taurus rocket that was carrying the OrbView-4 satellite for ORBIMAGE did not achieve the mission's intended orbit and the satellite was lost. We also have continued to provide

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ORBIMAGE with certain administrative services and technical support, generally on a cost-reimbursable basis. At December 31, 2001, ORBIMAGE owed us approximately $7 million under our procurement agreement and our administrative services agreement.

     We could become involved in litigation with ORBIMAGE, its other stockholders and/or its creditors. ORBIMAGE has suggested that it might have a claim against us with regard to the agreement described above to temporarily refund to it $20 million. ORBIMAGE has also suggested that it may have other, unspecified claims, including those relating to the Radarsat-2 transactions discussed above and other claims arising out of alleged conflicts of interest surrounding transactions among Orbital, ORBIMAGE and MDA.

     On June 19, 2002, the Creditors Committee filed a motion in the Bankruptcy Court for authority to conduct discovery against us under Federal Rule of Bankruptcy Procedure 2004. The stated purpose of the Creditors Committee in seeking such discovery is to investigate the details of ORBIMAGE's relationship and transactions with us in order to reveal whether claims are warranted against us or certain of our directors, officers and former officers on theories that might include, among others, wrongful control and domination, breach of fiduciary duty, breach of contract, fraud and misrepresentation.

     If any such litigation were to be commenced, the amounts sought by ORBIMAGE and its stakeholders could be material. We believe we have valid defenses to those claims that ORBIMAGE and the Creditors Committee have articulated to date and we intend to vigorously defend any actions that may be brought against us relating to ORBIMAGE.




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                                  SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                      ORBITAL SCIENCES CORPORATION
                      ----------------------------
                      (Registrant)



                      By:  /s/ Garrett Pierce
                           ----------------------------------------------------
                           Garrett Pierce
                           Executive Vice President and Chief Financial Officer




Date: July 10, 2002